EXHIBIT 10.5

PURCHASE AND SALE AGREEMENT

                THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) shall be effective as of October 10, 2008 (the “Effective Date”), by and between ANDERSON SENIOR LIVING PROPERTY, LLC, an Oregon limited liability company, MT. PLEASANT OAKDALE I PROPERTY, LLC, an Oregon limited liability company, MT. PLEASANT OAKDALE II PROPERTY, LLC, an Oregon limited liability company, CHARLOTTE OAKDALE PROPERTY, LLC, an Oregon limited liability company, GREENSBORO OAKDALE PROPERTY, LLC, an Oregon limited liability company, PINEHURST OAKDALE PROPERTY, LLC, an Oregon limited liability company, and WINSTON-SALEM OAKDALE PROPERTY, LLC, an Oregon limited liability company, each a Debtor and Debtor in Possession (collectively, the “Seller”) under Case No. 08-07254 (jointly administered) (the “Case”) in the United States Bankruptcy Court for the Middle District of Tennessee (the “Bankruptcy Court”), and FIVE STAR QUALITY CARE, INC., a Maryland corporation (“Purchaser”).  (Seller and Purchaser are hereinafter referred to collectively as “Parties” and individually as a “Party.”)

RECITALS

A.            Seller, together with the certain other entities (the “TICs”), (i) is the owner of certain real property more particularly described on Exhibit 1 attached hereto and incorporated by reference (collectively, the “Land”) and (ii) is the owner of buildings, improvements and other assets located on the Land, including assisted living and retirement living facilities identified on Exhibit 1 attached hereto (collectively, the “Facilities” and each individually, a “Facility”).  Certain other persons (the “Master Tenants”) lease the Facilities under ground leases entered into with Seller and the TICs (the “Master Leases”).  Seller, the TICs, and the Master Tenants are sometimes hereafter referred to collectively as the “Seller Parties.”

C.            Seller wishes to sell to Purchaser (as to Seller’s interests), and to cause to be sold to Purchaser (as to the interests of the TICs), pursuant to Section 363 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (i) the Land (including the interests of Seller and of the TICs); (ii) the Facilities and related improvements (including the interests of Seller and of the TICs); and (iii) the personal property owned by Seller and the TICs related to the Facilities; and to cause the sale of the Master Tenants’ personal property and the assignment of the Master Tenants’ Contracts (as said term is defined below) to Purchaser, all at the price and on the other terms and conditions specified below, and Purchaser wishes to so purchase and acquire such assets.

AGREEMENT

The Recitals set forth above are hereby incorporated herein by this reference.  Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Purchaser agree as follows:

1.             Purchase.  Subject to the Bankruptcy Court’s entry of the orders referred to in this Agreement, Seller agrees to sell to Purchaser, or cause to be sold to Purchaser, on the Closing Date (as defined below), and Purchaser agrees to purchase on the Closing Date, in accordance with the terms of this Agreement:

(a)           the Land and all easements, beneficial interests, rights and privileges appurtenant to the Land;

(b)           the existing buildings, fixtures, structures and other improvements located upon or affixed to the Land (including, without limitation, the Facilities), together with, except to the extent owned by residents and not constituting Personal Property (as hereinafter defined), all apparatus, equipment and appliances incorporated therein and used in connection with the ownership, operation or occupancy thereof (the “Improvements”);

(c)           all of the Seller Parties’ right, title and interest in and to all tangible personal property located within and/or used in connection with the ownership, operation or occupancy of the Improvements including all moveable trade fixtures, furniture, motor vehicles, personal computers, medical equipment, books and records (including, without limitation, sales, marketing and advertising materials, lists of present suppliers and personnel, employment records, and all records relating to the personal, medical, social, and financial status of each resident, including but not limited to, admission applications, Multiple Data Set (MDS) evaluations, care plans, medical records, and other resident specific data required to be kept by licensing and certification authorities), and other inventories, stocks and supplies used in connection with the ownership, operation or occupancy of the Facilities to the extent of the Seller Parties’ interests therein (the “Personal Property”);

(d)           all of the Seller Parties’ right, title and interest in and to the resident agreements for the Facilities in effect on the Closing Date, including any refundable deposits under the resident agreements (the “Resident Agreements”); and

(e)           all of the Seller Parties’ right, title and interest, if any, in and to (i) the trade names listed on Schedule 3 attached hereto (the “Trade Names”), and (ii) the Assumed Contracts (as hereinafter defined), and all warranties, guarantees, licenses, permits, building plans and drawings, surveys, and resident lists and correspondence, records, telephone exchanges and numbers, claims (including tax appeals and condemnation claims), goodwill, accounts receivable which have been outstanding for more than thirty (30) days as of the Closing Date, and any other intangible property of any kind or nature to the extent transferable (collectively, the “Rights”).

The Land and the Improvements are collectively referred to herein as the “Real Property”.  The Real Property, Personal Property, Resident Agreements and Rights are referred to herein collectively as the “Property.”  Notwithstanding any other provision of this Agreement, the Property will not include the Excluded Assets (as defined below).

2.             Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Seller is not transferring to Purchaser any of, and Purchaser shall acquire no right, title or interest in or to the following assets of the Seller Parties (the “Excluded Assets”):

(a)           all cash, cash equivalents, securities and investments, and accounts receivable, notes receivable, premiums receivable, and other rights to receive payments from customers or residents of the Facility or from others, including all trade accounts receivable representing amounts payable to any Seller Party for services rendered to such customers or residents prior to the Closing Date except as otherwise provided herein (provided, however, in no event shall any refundable deposits under the Resident Agreements or any unpaid accounts receivable which have been outstanding for more than thirty (30) days as of the Closing Date be considered a part of the Excluded Assets);

(b)           all proprietary books, records, files, and papers (whether in hard copy or computer format) that are not used in, and that do not relate to or affect, the Property;

(c)           any governmental authorization that relates to or affects any Facility but which is not assignable or transferable and does not run with the land;

(d)           all personnel and employment records that relate to former or current Facility Employees (as defined below) except those hired by Purchaser or Purchaser’s designee as provided herein or otherwise to the extent that legal requirements require such records, or copies of such records, to remain at the Facilities;

(e)           all insurance policies to which any Seller Party or any affiliate of a Seller Party is a party (but without derogation of Purchaser’s right to proceeds thereof in accordance with the terms of this Agreement);

(f)            all refundable utility or other vendor deposits, except as provided herein;

(g)           any other property of a Seller Party that is expressly described on Schedule 1 attached hereto; and

(h)           All preference or avoidance claims of and actions of Seller, including any such claims and actions arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code.

3.             Opening of Escrow; Deposits.

(a)           Upon full execution, this Agreement shall constitute a binding agreement between the Parties; provided, however, that Seller’s authority to enter into the transactions contemplated in this Agreement is subject to Bankruptcy Court approval.  This Agreement shall also constitute escrow instructions to Escrow Agent (as defined below).  If Escrow Agent requires separate escrow instructions, the Parties shall execute such escrow instructions in a form and substance reasonably satisfactory to the Parties upon Escrow Agent’s request; provided, however, as between the Parties, in the event of any conflict between this Agreement and such escrow instructions, this Agreement shall control.  Promptly upon full execution of this Agreement by Purchaser, Seller and Lawyers Title Insurance Corporation, 140 East 45th Street, New York, New York 10017 (“Escrow Agent”), an escrow (the “Escrow”) shall be deemed open with Escrow Agent, which Escrow shall be governed by the terms of this Agreement.  When this Agreement has been fully executed by Purchaser and Seller and delivered to Escrow Agent, Escrow Agent shall notify Purchaser and Seller in writing.  The date on which Purchaser receives such notice from Escrow Agent shall be the opening of the Escrow.

(b)           As security for Purchaser’s obligations under this Agreement, within one (1) business day after the Effective Date, Purchaser shall deposit into Escrow two million two hundred and fifty thousand dollars ($2,250,000.00) by wire transfer of immediately available funds as an initial earnest money deposit (the “Deposit”).  Escrow Agent shall deposit the Deposit into an interest-bearing money market account with a bank or financial institution reasonably acceptable to the Parties.  Any interest earned on the Deposit shall be considered a part of the Deposit and the Deposit shall be applied towards the Purchase Price (as defined below) at the Closing.  The Deposit will be non-refundable to Purchaser except as specifically provided in this Agreement.  If Purchaser fails to deposit the Deposit on or before the date for performance as provided in this paragraph, this Agreement may be terminated at Seller’s option by written notice to Purchaser, whereby this Agreement shall be of no further force and effect, except for the provisions herein which by their terms expressly survive the termination of this Agreement.

4.             Purchase Price.  At the Closing, Purchaser shall deposit into Escrow, for the benefit of Seller, an aggregate purchase price of forty four million dollars ($44,000,000.00) for the Property (the “Purchase Price”), as adjusted pursuant to the terms of this Agreement, and inclusive of the Deposit.  The Purchase Price shall be payable by wire transfer of immediately available funds, inclusive of the Deposit, at Closing.

5.             Access to Property.  From the Effective Date to the earlier of the Closing or the termination of this Agreement, Seller shall and shall cause each Seller Party to, upon reasonable notice, (a) afford to the officers, employees, accountants, counsel and other representatives of Purchaser (each a “Purchaser Representative”), reasonable access, during normal business hours, to the Property and all books and records relating thereto (including any documents governing each Plan (hereinafter defined), including descriptions of each Plan that are provided to the Facility Employees); provided that nothing herein shall require the provision of such access to the extent it would unreasonably interfere with the normal business operations of any Seller Party or interfere unreasonably or otherwise disturb the residents of the Property; (b) furnish to Purchaser and the Purchaser Representatives such additional financial and operating data and other information regarding the Property as Purchaser or the Purchaser Representatives may from time to time reasonably request in connection with the transactions contemplated by this Agreement, (c) permit the Purchaser Representatives to perform, during normal business hours, investigations with respect to title, survey, structural and environmental matters affecting the Property at such reasonable times as the Purchaser Representatives may reasonably request, provided, however, that any invasive environmental sampling, testing or analysis proposed by a Purchaser Representative shall be subject to Seller’s prior written consent, which shall not be unreasonably withheld, and (d) permit the Purchaser Representatives to meet with and interview the Facility Employees (as hereinafter defined) and residents.  Purchaser shall be liable for any damage or injury caused by Purchaser or any Purchaser Representative during any entry onto the Property while exercising such rights.

6.             Deed, Bill of Sale and Assignments.  Title to the Real Property will be conveyed by a special warranty deed substantially in the form attached hereto as Exhibit 2A and 2B (the “Deed”).  Title to the Personal Property will be conveyed by Bill of Sale substantially in the form attached hereto as Exhibit 3 (the “Bill of Sale”); to the Resident Agreements, by an Assignment and Assumption of Resident Agreements substantially in form attached hereto as Exhibit 4 (the “Assignment and Assumption of Resident Agreements”); and to the Rights, if any, by an Assignment of Rights substantially in the form attached hereto as Exhibit 5 (the “Assignment of Rights”).  As used herein the Deed, the Bill of Sale, the Assignment of Resident Agreements and the Assignment of Rights are referred to collectively as the “Conveyance Documents”.  All such Conveyance Documents will be dated as of the Closing Date and will be executed by the applicable Seller Parties.

7.             Contracts.  Effective as of the Closing Date, Purchaser shall assume, perform and discharge those certain debts, obligations, duties, or liabilities of every type and trade, known or unknown, liquidated or unliquidated, matured or unmatured, assertable or unassertable, fixed, contingent, absolute or otherwise which shall first arise or accrue under the Assumed Contracts (as defined below) on or after the Closing Date (the “Liabilities”).  All service, maintenance, supply and management contracts to which the Seller Parties are a party and which are related to the Property or the operation of the Facility are listed on Schedule 2 attached hereto (the “Contracts”).  Within fifteen (15) days after the Effective Date, subject to extension day-for-day for each day after the Effective Date by which Purchaser shall not have received true and complete copies of the Contracts, Purchaser will give notice to Seller advising which Contracts it will assume and which it will require the Seller Parties to terminate or cause to be terminated (at no cost or expense to Purchaser) as of the Closing Date.  The contracts and all other agreements that Purchaser elects to assume are referred to herein as the “Assumed Contracts.”  Purchaser shall have no liability or obligation with respect to any Contracts or any other contracts or agreements relating to the Facilities or the Land except for the Assumed Contracts, and shall have no liability or obligation which shall have accrued or arisen prior to Closing with respect to any Assumed Contracts.

8.             Seller’s Representations and Warranties. Seller, to the best of its actual knowledge, makes the following representations and warranties to Purchaser, which representations and warranties shall be true and correct in all material respects on and as of the Closing, and which representations and warranties shall survive the Closing for a period of one (1) year:

(a)           Organization, Standing and Power.  Seller is duly organized and validly existing under the laws of its state of formation or organization and is fully authorized to transact business and to own and convey property in the state in which its Property is located and has full power and right, subject to the approval of the Bankruptcy Court, to enter into and perform this

Agreement, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein by Seller, have been duly authorized.

(b)           Authorization of Seller.  This Agreement is, and all documents which are to be executed by Seller and delivered to Purchaser on the Closing Date are, and on the Closing Date will be, duly authorized, executed and delivered by Seller, and are, and on the Closing Date will be, legal, valid and binding obligations of Seller.  Subject to the Seller’s obtaining the Approval Order (as defined below), the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not:  (i) conflict with or result in a breach of the certificates of formation, operating agreements or similar corporate documents of the Seller; (ii) violate any statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

(c)           Permitted Encumbrances.  The Property is not subject to any liens, claims or encumbrances which will be binding on the Property following the Closing and which could reasonably be expected to unreasonably interfere with or impair the current or future use, marketability or value of any Property.  No Property or Facility is in material violation of any easements, covenants or other encumbrances that will be binding on the Property or such Facility following the Closing.

(d)           Resident Agreements.  Except for the Master Leases, as of October 10, 2008, there is no tenancy or other occupancy in the Property or any part thereof, except for the

Resident Agreements set forth on the rent roll attached hereto as Schedule 5.  Schedule 5 is, in all material respects, a true, correct and complete copy of all the rent rolls for the Facilities and sets forth, for each of the Resident Agreements, (i) the name of the occupant or resident thereunder and the applicable unit number, (ii) the current monthly rental amount (including base and care income), under such Resident Agreement and any free rent or other rent concessions, (iii) the move-in date and the expiration date of the current term of such Resident Agreement, (iv) the amount of any community fees, up-front payment (whether refundable or not), security deposit, advance rent or other deposits paid under such Resident Agreement, and (v) a schedule of all of the documents comprising the Resident Agreement and any guaranties thereof.  Except as set forth on said Schedule 5, (A) no party to any of the Resident Agreements is in material default thereunder; (B) no resident has prepaid any rents, fees or other charges under any of the Resident Agreements; and (C) no resident is entitled to any guaranteed rates or other incentives or inducements that would preclude Purchaser from charging market rates to any resident under any Resident Agreement.  A true, correct and complete copy of the standard form of Resident Agreement for the Facilities is being provided contemporaneously with the execution of this Agreement.

(e)           Contracts.  The copies of the Contracts heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof; the Contracts have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the parties thereto.  Each Contract is in full force and effect on the terms set forth therein, and there are no defaults or circumstances which, with the giving of notice, the passage of time or both, would constitute a default by any party under such Contract.

(f)            No Condemnations.  Neither Seller nor Master Tenant has received written notice of any pending or threatened condemnation of all or any part of the Property and no such condemnation is pending or threatened.

(g)           No Pending Assessments.  Neither Seller nor Master Tenant has received written notice of any pending assessment for municipal improvements applicable to the Property and no such assessments are pending.

(h)           No Violations of Law.  Neither Seller nor Master Tenant has received written notice from any governmental or public authority (i) that the Property or any part thereof is or may be in violation of any applicable fire, health, building, use, occupancy, zoning or other laws where such violation remains outstanding or (ii) that any work is or may be required to be done upon or in connection with the Property or any part thereof, where such work remains outstanding.  None of the Facilities nor the use, occupancy or condition thereof violates, in any material way, any applicable fire, health, building, use, occupancy, zoning or other laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over such Facility or any easements, covenants, restrictions or other matters of record with respect to the Land on which such Facility is located.

(i)            Healthcare Licensing.  The Seller Parties currently maintain all applicable licenses and approvals (collectively, the “Healthcare Licenses”) which are necessary to permit each Facility to be operated as it is currently operated and to permit the Seller Parties to provide the services which they currently provides to the residents of such Facilities.  Seller has provided Purchaser with true, correct and complete copies of the last two (2) annual compliance surveys related to such Healthcare Licenses.  Each of the Healthcare Licenses is in full force and effect and no Seller Party has received any written notice regarding, nor does Seller have any knowledge of, any circumstance at any Facility which would need to be rectified in connection with such Healthcare Licenses.

(j)            Environmental Matters.  Neither Seller nor Master Tenant has received written notice from any federal, state or local governmental authority or agency that remains outstanding and unresolved or uncured claiming that (i) any Facility or any use thereof violates any law, rule or regulation relating to the prevention of pollution or protection of the environment or human health and safety (collectively “Environmental Laws”), or (ii) any Seller Party or any tenant or other occupant of the Property has violated or has liability under any Environmental Laws with respect to the Property, or (iii) any investigation, cleanup or other work is required at the Property pursuant to any Environmental Law.  Neither the Property nor any Facility nor the use, occupancy or condition thereof violates, in any material way, any applicable Environmental Law.  No hazardous or toxic substances, materials, waste or chemicals (including without limitation oil, gasoline and diesel fuel) (“Hazardous Materials”) are located at or have been used on the Property except in compliance with Environmental Law.  No material quantity of Hazardous Material has been discharged, dispersed, released, disposed of or allowed to escape on, under or at the Property.  No underground storage tanks, friable asbestos or polychlorinated biphenyls are located at the Property, and the Property does not contain mold in amount or condition that would reasonably be expected to result in material cost or expense for removal or remediation or otherwise result in material liability.  Seller has provided Purchaser with true, correct and complete copies of all environmental reports and assessments in its possession or control relating to the Property.

(k)           Medicare and Medicaid.  No governmental authority has imposed or threatened any sanction, including but not limited to, loss of or limitation on license, termination from the Medicare or Medicaid programs, denial of payment for new admissions, directed plans of correction, or civil money penalties that apply to or may affect the operation of any Facility.  No Seller Party has received any notice of deficiency from any governmental authority with respect to any Facility.  All cost reports which have been prepared and filed by or on behalf of any Seller Party with respect to any Facility were prepared and filed in accordance with applicable Medicare and Medicaid cost reporting requirements.

(l)            Employees.  The schedule of Facility Employees to be delivered pursuant to Section 12 below is and will be true, accurate and complete in all material respects.  All of the Facility Employees are employees of the Seller.  No Facility Employees are represented by any labor organization, and no labor organization or group of Facility Employees has made a pending demand for recognition or has filed a petition seeking a representation proceeding with the National Labor Relations Board within the last two (2) years.

(m)          No Litigation.  Except for the Seller’s Chapter 11 case, no Seller Party has received written notice of, and Seller has no knowledge of, any legal actions, suits, or other legal or administrative proceedings, pending or threatened against any Seller Party or any Facility which will materially adversely affect the ability of any such party to perform its obligations under this Agreement or any other agreement with Purchaser to acquire portions of or interests in the Property or the current operations at any Facility.

(n)           Not a Foreign Person.  Seller is not, and to Seller’s knowledge, no other Seller Party is, a “foreign person” as such term is defined under Section 1445(1)(3) of the Internal Revenue Code.

(o)           Tax Matters.  No claim has ever been received by any Seller from a taxing authority in a jurisdiction where such Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction or that it must file tax returns in such jurisdiction.

(p)           Compliance with ERISA.  Seller has provided Purchaser, contemporaneously with the execution of this Agreement, a brochure which sets forth a list of each employee benefit plan (including without limitation each “employee benefit plan,” within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and every other employee benefit plan or arrangement operated and administered by any Seller Party (each a “Plan”).  Each Plan has been operated and administered in material compliance with all applicable laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having jurisdiction.  No Seller Party has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code of 1986, as amended to date (the “Revenue Code”), relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Seller Party or any ERISA Affiliate of any Seller Party, or in the imposition of any lien on any of the rights, properties or assets of any Seller Party, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Revenue Code or Section 4068 of ERISA, other than such liabilities or liens as would not be individually or in the aggregate material.  For purposes of this Section, an

“ERISA Affiliate”  shall mean any natural person or entity of any kind (each, a “Person”) and/or such Person’s subsidiaries or any trade or business (whether or not incorporated) which is under common control with such Person or such Person’s subsidiaries or which is treated as a single employer with such Person or such Person’s subsidiaries under Section 414(b), (c), (m) or (o) of the Revenue Code or Section 4001(b)(1) of ERISA.

(q)           Operating Statements.  Seller has provided Purchaser with complete and accurate copies of the monthly operating statements for the Property for the 2008 calendar year through August 31, 2008 (collectively, the “Operating Statements”).  The Operating Statements are the operating statements used by the Seller Parties in the ownership and operation of the Property, and, except as otherwise noted therein, are complete and accurate, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the results of operations of the Seller Parties on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby.

9.             Purchaser’s Representations and Warranties.  Purchaser makes the following representations and warranties to Seller, which representations and warranties shall be true and correct in all material respects on and as of the Closing, and which representations and warranties shall survive the Closing for a period of one (1) year:

(a)           Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Purchaser has all requisite entity power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

(b)           Authorization of Purchaser.  The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Purchaser do not and will not:  (i) conflict with or result in a breach of the articles of incorporation or by-laws of Purchaser; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Purchaser is a party or by which Purchaser or its assets or properties may be bound.

(c)           Funds.  Purchaser has sufficient capacity and relationships with third parties, lenders and/or equity investors to enable it to purchase or finance the purchase of the Property and apply for all necessary licenses related thereto.  Purchaser is a sophisticated real estate investor and has the experience, knowledge and ability to evaluate the purchase of the Property and the operations of the Facilities.  In no event shall the receipt or availability of any funds or financing by Purchaser or any of its affiliates or any other financing or other similar transactions be a condition to any of Purchaser’s obligations hereunder.

10.          Bankruptcy Court Approvals.

(a)           Promptly following the Effective Date (and in no event later than five (5) business days thereafter), Seller will make a motion in the form of Exhibit 7 hereto (the “Sale Motion”) seeking entry of an order from the Bankruptcy Court in the form of Exhibit 8 hereto

(the “Procedures Order”) and a subsequent order approving sale of the Property in the form of Exhibit 9 hereto (the “Sale Order”).  Following the filing of the Sale Motion, Seller shall use reasonable commercial efforts to promptly obtain the Procedures Order and the Sale Order.  Both Purchaser’s and Seller’s obligations to consummate the transactions contemplated in this Agreement which the Purchaser and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court’s entry of the Procedures Order and the Sale Order substantially in the forms attached hereto; provided that the addition of provisions to the Procedures Order or the Sale Order that are not adverse to Purchaser in any material manner shall not relieve Purchaser of its obligation to proceed hereunder.  If, for any reason whatsoever, the Bankruptcy Court does not issue the Procedures Order, then either party may terminate this Agreement upon written notice to the other party, whereupon this Agreement shall immediately terminate, Escrow Agent shall return the Deposit to Purchaser and Seller and Purchaser shall be relieved of any further liability or obligation hereunder, except as expressly otherwise hereinafter provided.  Notwithstanding the foregoing, in the event that the Bankruptcy Court enters an order approving a third party (an “Upset Purchaser”) as the purchaser of the Property pursuant to an agreement between Upset Purchaser and Seller (the “Upset Agreement”) at the hearing on the sale, this Agreement shall not be terminated, but rather this Agreement shall become a “back-up bid” (with the Deposit being returned to the Purchaser upon Bankruptcy Court approval of an Upset Agreement) which shall remain open for acceptance by Seller for a period of sixty (60) days following such order, but subject and subordinate in all respects to the rights of the Upset Purchaser under the Upset Agreement.  Purchaser may terminate this Agreement upon written notice to Seller if the Procedures Order and the Sale Order are for any reason whatsoever not entered by the Bankruptcy Court on or before November 14, 2008, whereupon this Agreement shall immediately terminate, Escrow Agent shall return the Deposit to Purchaser and Seller and Purchaser shall be relieved of any further liability or obligation hereunder, except as expressly otherwise hereinafter provided.  Purchaser shall be entitled to a break-up fee in the amount of $500,000.00 (the “Break-Up Fee”) if the Property is sold to an Upset Purchaser.  The obligations to pay the Break-Up Fee survive termination of this Agreement.

(b)           On or about September 8, 2008, Seller filed an adversary proceeding with the Bankruptcy Court requesting issuance of an order (the “Section 363(h) Order”) pursuant to Section 363(h) of the Bankruptcy Code (the “Section 363(h) Action”) authorizing Seller to sell the interests of the TICs.  The Parties agree that the intermediate deadlines for various actions set forth in this Agreement will not be subject to, or otherwise affected by, the timing of the Bankruptcy Court’s ruling on the 363(h) Action as long as Seller has received such authority by the Closing Date.  If the Section 363(h) Order has not been entered on or before December 29, 2008, Purchaser shall have the unilateral right to terminate this Agreement, which right is exercisable in Purchaser’s sole discretion by written notice delivered to Seller, whereupon this Agreement shall immediately terminate, the Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further liability or obligation hereunder, except as expressly otherwise herein provided.  If Purchaser does not elect to terminate the Agreement as aforesaid, then the Agreement shall continue in effect until January 31, 2009.  If the Agreement is so extended but the Section 363(h) Order has not been entered on or before January 29, 2009, either Seller or Purchaser shall have the right to terminate this Agreement, which right is exercisable in Seller’s or Purchaser’s sole discretion by written notice delivered to the other, whereupon this Agreement shall immediately terminate, the Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further liability or obligation hereunder, except as expressly otherwise herein provided.  In addition, Purchaser shall have the unilateral right to terminate this Agreement, which right shall be exercisable in Purchaser’s sole discretion by written notice delivered to Seller at or prior to Closing, in the event that Seller does not cause any Master Tenant to perform in accordance with this Agreement, in which event the Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further liability or obligation hereunder, except as expressly otherwise herein provided.

(c)           Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court that relate to the consummation or approval of this Agreement or the transactions contemplated herein, and will provide Purchaser with reasonable opportunity to review and approve such filings, including without limitation any order relating to the assignment of the Assumed Contracts.

11.          Licensing Requirements.  Purchaser agrees that promptly following the Bankruptcy Court’s approval of Purchaser as the purchaser of the Property (irrespective of  whether the Bankruptcy Court has entered an order approving Seller’s 363(h) Action by such date), but in no event later than the second business day following issuance of such approval, Purchaser shall submit an application completed with Purchaser’s information and with all schedules and required background information in Purchaser’s control to the regulatory authorities in the states of North Carolina and South Carolina to obtain licensing approval required for Purchaser (or its designee) to operate the Facility (“Licensing Approvals”); provided, however, nothing contained herein shall operate to prohibit Purchaser from, and Seller hereby consents to Purchaser, contacting the appropriate licensing authorities and commencing the licensing process prior to obtaining the Bankruptcy Court’s approval of Purchaser as purchaser of the Property as contemplated hereby. Following submission of the completed application and documentation, Purchaser shall diligently pursue the Licensing Approvals, including by fully completing all information in Purchaser’s control in a timely manner, by attaching all required information and exhibits in Purchaser’s control to the Licensing Approvals and by promptly responding to requests made in connection with the Licensing Approvals, with the purpose of obtaining such approvals no later than the earlier of (i) forty five (45) days after entry of the Sale Order or (ii) December 31, 2008 (the “Licensing Period”).  If Purchaser does not obtain all Licensing Approvals on or before the expiration of the Licensing Period, then either Purchaser or Seller shall have the right to terminate this Agreement upon written notice to the other Party and Escrow Agent, and, upon such termination of the Agreement, provided Purchaser shall have used commercially reasonable efforts to obtain the Licensing Approvals, Purchaser shall be entitled to a return of the Deposit.   Purchaser shall be responsible for any and all of Purchaser’s costs associated with the Licensing Approvals and the assignment of existing provider agreements.  However, Seller shall cooperate with and assist Purchaser with respect the Licensing Approvals and the assignment of any existing provider agreements, and shall cause the Seller Parties so to cooperate as well, including providing all information in such party’s control necessary for the application and executing the application if required.  Except as otherwise set forth in this Agreement (and without derogation of Seller’s representations and warranties), Purchaser shall be solely responsible for any and all costs associated with the change of ownership process, including any physical plant or other changes required to bring the Facility into compliance with the currently effective licensing and certification and other legal requirements if and to the extent it is not currently in such compliance and such compliance is required as a matter of state or federal law.

12.          Employee Matters.

(a)           Within ten (10) days of the Effective Date, Seller shall deliver to Purchaser a schedule setting forth: (i) the name of each of the current employees at the Facilities (the “Facility Employees”), (ii) each Facility Employee’s position, job description, and rate of pay, (iii) a reasonable estimate of all benefits that each Facility Employee is entitled as a legal matter to receive under currently applicable legal requirements or management policies as of the then scheduled Closing Date, and (iv) the then current employer’s liability for the Facility Employee’s vacation, sick, personal time-off, and any other accrued rights or benefits as of the then scheduled Closing Date.  Not less than two (2) business days prior to the Closing Date, Seller shall deliver an updated schedule with updated information that shall be accurate as of the Closing Date.

(b)           Until such time as Purchaser or Purchaser’s designee has decided whether or not to hire such Facility Employees, all personnel and employment records relating to former or current Facility Employees shall be made available to Purchaser.

(c)           Within twenty (20) days of Seller’s delivery of initial schedule and related information relating to the Facility Employees as described in paragraph 12(a) above, Purchaser shall provide Seller with its (or its designee’s) hiring criteria (the “Hiring Criteria”) with respect to Facility Employees.  Purchaser shall have the right, but shall not be obligated, to offer employment to and hire any or all of the Facility Employees as of the Closing Date upon such terms and conditions of employment as may be determined by Purchaser or its designee.  It is expressly agreed that the Facility Employees are not third party beneficiaries of this Agreement.  Notwithstanding the foregoing, Purchaser shall offer employment to at least ninety five percent (95%) of the Facility Employees meeting Purchaser’s Hiring Criteria upon such terms and conditions so as the termination by Seller of the Facility Employees not offered employment by Purchaser shall not constitute a mass layoff or plant closing under the WARN Act; provided, however, in no event shall Purchaser be obligated or required to hire any employees who are not employed on-site at a Facility (such as regional employees in a central office).  For a period of twelve (12) months following the Effective Date, Seller shall not permit any Seller Party to solicit any of the Facility Employees hired by Purchaser or its designee.  The foregoing restriction shall not apply to any Facility Employees terminated by Purchaser.

(d)           On the Closing Date, Seller shall cause the termination of the employment of each of the Facility Employees.  Seller shall be solely responsible for severance pay and all wages and benefits accrued on or before the Closing due to each of the Facility Employees.  Seller shall be solely responsible for all employment obligations of the Facility Employees arising or accruing on or before the Closing (including any salaries, vacation accruals, sick pay, bonuses, commissions, fringe benefits, employee claims, COBRA claims, withholding or employment taxes, or any other amounts due any Facility Employees that are due and payable or that have accrued for services provided prior to and including the Closing, workers’ compensation claims, claims related to employment or termination of employment, and claims relating to Seller’s employee benefit plans).  Notwithstanding the foregoing, if Purchaser so elects (and to the extent permitted under applicable employment agreements and applicable law), Seller shall not pay employees who were rehired by Purchaser accrued vacation pay, but rather Purchaser shall or shall cause its manager to assume the obligations for such accrued vacation time and Purchaser shall receive a credit at Closing in the amount of such accrual.  Seller shall indemnify, defend and hold harmless Purchaser and it affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns from any liability relating from and against any loss, claim or damage (including, without limitation, reasonable attorney’s fees) incurred by Purchaser in connection with any failure by Seller to comply with its obligations under this paragraph 12(d).  Seller’s obligations under this paragraph 12(d) shall survive the closing under this Agreement.

(e)           Except as may be required by applicable law, the levels of compensation and employee benefits offered to any Facility Employees that may be hired by Purchaser shall be determined by Purchaser in its sole discretion.

(f)            The Parties do not believe the provisions of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) apply to the transactions as they are structured under this Agreement and do not expect to incur any such liability as a result of actions taken or not taken prior to the Closing.

13.          Closing.

(a)           Date of Closing.  The closing of the transactions contemplated by this agreement (the “Closing”) will occur in the offices of Escrow Agent either in person or via delivery of original documents on or before the day that is the later of (i) three (3) business days after issuance of the Licensing Approvals and (ii) three (3) business days after entry of the 363(h) Order (the “Closing Date”); provided, however, if the Closing has not occurred on or before December 31, 2008, then, subject to the terms of Paragraph 10(b) of this Agreement, either Purchaser or Seller shall have the right to terminate this Agreement upon written notice to the other Party and Escrow Agent, and upon such termination, the Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further liability or obligation hereunder, except as expressly otherwise herein provided.

(b)           Closing Deliveries.  At the Closing, Seller will deposit with Escrow Agent the following documents executed and acknowledged, as applicable, by the appropriate Seller Parties: the Deed; the Bill of Sale; the Assignment and Assumption of Resident Agreements; the Assignment of Rights; a non-foreign affidavit substantially in the form attached hereto as Exhibit 6, from (or in the case of a entity disregarded as separate from its owner for federal income tax purposes, with respect to) each Seller; a settlement statement; a proration worksheet (which shall have been provided to Purchaser in draft form not later than five (5) business days prior to Closing); terminations of the Master Leases, in a form and substance reasonably satisfactory to Purchaser; terminations of all existing management agreements with SunWest Management, Inc. or its affiliates relating to the Property; organizational documents and authorizing resolutions for the Seller; documentation acceptable to Purchaser that no amounts are due as the result of any applicable bulk sales or non-resident withholding laws; and such other items as Purchaser or its title company may reasonably require (including an owner’s affidavit in such from as will permit Purchaser’s title company to delete exceptions for mechanics liens and parties in possession — other than residents under Resident Agreements — and a gap indemnity in such form as will permit the title company to release the Purchase Price to Seller prior to recording the applicable Conveyance Documents).  At the Closing, Purchaser shall deposit with Escrow Agent an amount equal to the adjusted Purchase Price (less the Deposit and other credits specifically set forth in the paragraph); executed counterparts of the Assignment of Resident Agreements and the Assignment of Rights; all escrow fees, real estate transfer taxes as required by statute or local ordinance relating to the transfer of the Property from the Seller Parties to Purchaser, charges allocable to Purchaser’s financing for this transaction, the recording fee on the Deed, and its share of prorated items; and such other items as may be reasonably requested in order for Purchaser to comply with the terms of this Agreement.  Purchaser shall also be responsible for any premiums, costs or charges for title insurance, extended title coverage, endorsements, lender’s coverage, obtained by Purchaser or at Purchaser’s request and all other similar amounts.  Seller shall pay its share of prorated items.  All refundable deposits under the Resident Agreements, if any, shall be transferred to Purchaser at the Closing, or shall be credited to Purchaser against the amount payable by Purchaser at Closing, at Seller’s option.  Each Party shall pay its own attorneys’ fees.  To the extent that transfer tax, documentary stamps, recordation tax or charges or title premiums are customarily paid by the Seller in the jurisdiction where a property is located, such cost shall be paid by Purchaser as aforesaid, but Purchaser shall receive a credit against the Purchase Price in an amount equal to such cost.  Purchaser will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as required under the Revenue Code or any other provision of tax law.  To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(c)           Resident Agreements, Assumed Contracts and Records.  Seller shall deliver to Purchaser outside of escrow at Closing originals of all (i) the Resident Agreements, (ii) Assumed Contracts, (iii) personnel and employment records that relate to former or current Facility Employees, (iv) records relating to the personal, medical, social, and financial status of each resident, including but not limited to, admission applications, Multiple Data Set (MDS)

evaluations, care plans, medical records, and other resident specific data required to be kept by licensing and certification authorities, and (v) any other records pertaining to any Facility.  Subject to the terms of this Agreement and applicable law, Purchaser will make such documentation available to Seller at the Property, upon request, if a Seller Party needs such in connection with claims or litigation related to periods prior to the Closing.  Notwithstanding the foregoing, no Seller Party shall be required to provide documents that constitute Excluded Assets.

(d)           Title Policy.   Purchaser’s obligation to proceed to Closing shall be conditioned upon receipt of a national title insurance company’s irrevocable commitment to issue one or more ALTA owner’s title insurance policies to Purchaser, insuring title to the Real Property is vested in Purchaser, subject only to the Permitted Exceptions, with such endorsements as shall be reasonably required by the Purchaser, and without standard exceptions for mechanics’ liens or parties in possession (other than residents under Resident Agreement).  For purposes of the preceding sentence, “Permitted Exceptions”  shall mean, collectively, (i) liens for real estate taxes or assessments not yet due and payable or due and payable but not yet delinquent and (ii) such other non monetary encumbrances with respect to the Property as would not reasonably be expected to unreasonably interfere with or impair the current or future use, marketability or value of any Facility.  If the condition to Closing set forth in this paragraph 13(d) is not satisfied on or before the Closing Date, then Purchaser may elect to terminate this Agreement by giving Seller and Escrow Agent written notice thereof on or before the Closing Date whereupon this Agreement will be terminated, the Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further liability or obligation hereunder, except as expressly otherwise herein provided.

(e)           Possession.  At Closing, Seller shall deliver possession of the Property to Purchaser free and clear of all rights, liens and claims (including, without limitation, the Master Leases and any monetary encumbrances) other than the rights of residents under the Resident Agreements.

(f)            Non-Foreign Affidavit of TICs.  Seller shall use reasonable efforts to deliver to Purchaser at or prior to Closing a non-foreign affidavit substantially in the form attached hereto as Exhibit 6, from (or in the case of a entity disregarded as separate from its owner for federal income tax purposes, with respect to) each TIC.

14.          Proration of Facility Expenses and Revenues.

(a)           Expenses.  Expenses pertaining to the billing period in which the Closing Date occurs, real and personal property taxes, prepaid or unpaid expenses, utility charges, amounts due under Assumed Contracts, and other related items of expense attributable to the Facilities shall be prorated between Seller (on behalf of the applicable Seller Party) and Purchaser as of the Closing Date based on a 366 day year.  Seller is responsible for expenses incurred in the operation of the Facilities prior to the Closing Date.  In general, such prorations shall be made so as to allocate to Seller expenses which have accrued during or otherwise relate to time periods prior to the Closing Date and to allocate to Purchaser expenses which accrue during or otherwise relate to time periods commencing from and after the Closing Date.  To the extent such charges are not able to be allocated, determined or credited through Escrow, the intent of this provision shall be implemented by Purchaser remitting to Seller any unpaid invoices which reflect expenses which accrue during or otherwise relate to time periods prior to the Closing Date and by Purchaser assuming responsibility for the payment of any invoices which reflect expenses which accrue during or otherwise relate to time periods commencing from and after the Closing Date, with any overage or shortage in payments by either Party to be adjusted and paid as provided in subparagraphs (b) and (c) below.  Seller shall be entitled to a refund of all deposits held by utility companies, if applicable, and, where necessary, Purchaser shall arrange to make its own deposits with the utility companies on or prior to the Closing.

(b)           Basis for Prorations.  All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available.  Utility charges which are not metered and read on the Closing Date shall be estimated based on prior charges, and shall be re-prorated outside of Escrow upon receipt of statements therefor as of the Closing Date.

(c)           Settlement of Prorations.  All amounts owing from or to Seller or Purchaser that require adjustment after the Closing Date shall be settled within sixty (60) calendar days after the Closing Date or, in the event the information necessary for such adjustment is not available within said sixty (60) day period, then as soon thereafter as practicable.  Each Party shall make such records reasonably available for inspection by the other Parties as are reasonable to demonstrate the accuracy of any adjustments.

(d)           Petty Cash.  On the Closing Date, Seller shall retain all petty cash maintained by any Seller Party at any Facility.

(e)           Amounts under Resident Agreements.  Seller shall assign to Purchaser at Closing all accounts related to the Resident Agreements including, but not limited to, all security deposit accounts, if any, or if applicable shall give Purchaser a credit for any such security deposits at Closing.  Purchaser shall receive a credit for any rent and other income (i.e., including any other revenues, receipts and royalties) collected by Seller before Closing that applies to any period on or after the Closing Date.  Purchaser shall also receive a credit for the amount of any unexpired free rent or other landlord concessions under Resident Agreements.  Uncollected rent and other uncollected income shall not be prorated at Closing.  Seller shall pay all leasing commissions and tenant improvements with respect to any and all Resident Agreements and other agreements for the rental of space entered into prior to the Effective Date or without Purchaser’s consent.  Seller and Purchaser shall allocate the payment of leasing commissions and tenant improvements between the parties (but only to the extent such leasing commissions or tenant improvements have been approved in writing by Purchaser) with respect to leasing commissions and tenant improvements which are agreed to pursuant to agreements entered into by Seller after the Effective Date but before the Closing Date and with Purchaser’s written consent.

(f)            Survival.  The Parties’ obligations under this Section 14 shall survive the Closing for a period of one (1) year (or such shorter period as may be specified herein).

15.          Seller Covenants. Seller covenants and agrees that commencing on the Effective Date and through Closing and as a condition thereof (the “Contract Period”):

(a)           Operation of Property.  Seller will and will cause the applicable Seller Parties to operate and maintain the Facilities in a first class and professional manner.  Without limiting the foregoing, Seller will and will cause the Seller Parties to (i) timely pay and perform their obligations in all material respects under the Resident Agreements and Assumed Contracts, (ii) pay all post-petition taxes as they come due and payable, (iii) maintain insurance on the

Property (in amounts and types consistent with past practice), and (iv) use its best efforts to preserve its relationships with residents, suppliers and others having business dealings with it.

(b)           New Agreements.  Seller will or will cause the applicable Seller Parties to provide Purchaser with prompt notice and copies of all new Resident Agreements, Resident Agreement amendments and Resident Agreement extensions (“New Resident Agreements”) and Resident Agreement terminations occurring during the Contract Period.  Seller will not and will not permit any applicable Seller Party to enter into any New Resident Agreements for less than market rent.  Any New Resident Agreements shall be on the standard form Resident Agreement and shall not contain free rent or other concessions except as otherwise approved by Purchaser in writing in its sole discretion.  Seller will not and will not permit any Seller Party to terminate any Resident Agreement, except in the ordinary course of business consistent with such Seller Party’s past practices.  Seller will not permit any Seller Party to relocate any resident from any Facility or solicit any resident individually or generally to relocate from the Facilities, in either case without the prior written consent of Purchaser which may be withheld in Purchaser’s sole discretion.  From and after the date hereof, Seller will not and will not permit any applicable Seller Party to enter into any contract (other than New Resident Agreements, Resident Agreement amendments and Resident Agreement terminations as provided above) that will be an obligation affecting the Property subsequent to the Closing Date except for contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days’ notice.

(c)           Personal Property.  Seller will not and will not permit any Seller Party to remove any Personal Property from the Real Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of equal or better quality and quantity as existed as of the time of its removal.

(d)           Cooperation.  Seller shall not take, and shall ensure that none of Seller’s affiliates (as such term is used in the Bankruptcy Code) take, any action or fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Purchaser’s rights hereunder) or (B) the entry of a stay pending appeal with respect to the Procedures Order or the Sale Order.  Seller will and will cause the applicable Seller Parties to reasonably cooperate with Purchaser in order to effect a smooth transition of the operations at the Facilities to Purchaser.

(e)           Seller shall promptly notify Purchaser of any material change in any condition with respect to the Property or any Facility or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading.

16.          Post Closing Obligations.  All of the following obligations, duties, provisions and agreements shall survive Closing.

(a)           Records.

(i)            After the Closing, to the extent required by law, Purchaser shall keep and preserve all medical records and other records that it obtained from a Seller Party for persons who were residents of the Facility for such period of time as may be required by any applicable legal requirement.

(ii)           In order to and for the limited purpose of facilitating Seller’s efforts to administer and close the Case (including the preparation of filings in the Case and state, local and federal tax returns and other filings, reconciliation of claims filed in the Case, removal of corporate and other records and information relating or belonging to entities other than Seller), but subject in all events to the requirements of any applicable laws, for a period of one (1) year following the Closing:

(A)          Purchaser shall permit Seller’s counsel and other professionals and counsel for any successor to Seller and their respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Property or the operation of the Facility that are non-proprietary in nature (including all records pertaining to the Facility Employees, to the extent permitted by applicable law) and the systems containing such information, books and records, which access shall include (xx) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such documents and records as they may request in furtherance of the limited purposes described above, and (yy) Purchaser’s copying and delivering to the relevant Permitted Access Parties such documents or records as they may request, but only to the extent such Permitted Access Parties furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and the applicable Permitted Access Party reimburses Purchaser for the reasonable costs and expenses thereof, and

(B)          Following prior written request from Seller, Purchaser shall provide the Permitted Access Parties (at no cost to the Permitted Access Parties) with reasonable access to any manager at a Facility during regular business hours to assist Seller and the other Permitted Access Parties for the limited purposes described above, provided that such access does not unreasonably interfere with such manager’s normal job activities.

(iii)          Seller agrees to maintain any information obtained by it pursuant to the provisions of this Paragraph 16(a) in strict confidence and Seller shall not disclose or permit the disclosure of any such information to any third party (other than the Permitted Access Parties) without the Purchaser’s prior written consent, which shall not be unreasonably withheld with respect to any such disclosure that is required in connection with the Case.

(iv)          Purchaser acknowledges and agrees that the books, records and other materials described in this paragraph are unique and the event of a breach by Purchaser of its obligations under this paragraph Seller would suffer injury for which it would not be fully compensated with monetary damages and accordingly, in the event of a breach by Purchaser of its obligations under this paragraph, Seller shall be entitled to seek to enjoin a breach by Purchaser of its obligations under this paragraph and/or to specifically enforce the obligations of Purchaser hereunder.

(b)           Accounts Receivable.

(i)            Each Seller Party shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Facility, including all rents and other charges pertaining to residents of the Facility (“Rents”), which have been outstanding for thirty (30) days or fewer as of the Closing Date; and, in no event shall any Seller Parties retain any right, title or interest in or to any Rents which have been outstanding for more than thirty (30) days as of the Closing Date, such Rents outstanding for more than thirty (30) days as of the Closing Date to be assigned to Purchaser at Closing as part of the Rights covered hereunder.  For a period of three (3) months after Closing, Purchaser shall use reasonable efforts to account for and transmit to Seller any collections of receivables, including Rents, received by Purchaser which relate to the period prior to the Closing Date and which have been retained by any Seller Party hereunder; provided, however, in no event shall Purchaser be obligated to initiate any lawsuit or other action against any residents in connection with such efforts.  Rents received after Closing shall be applied to the most recent Rent payments due in reverse chronological order, such that Rents that have been outstanding for the shortest period of time shall be paid first and Rents that have been outstanding for the longest period of time shall be paid last.

(ii)           Third Party Payments.  In furtherance and not in limitation of the requirements set forth in paragraph 16(b)(i), payments received by Purchaser after the Closing Date from third party payors, including Medicare, Medicaid, managed care organizations, the VA or any other federal or state agency for or on account of Rents which any Seller Party is entitled to retain hereunder shall be handled as follows:

(A)          If such payments either specifically indicate on the accompanying remittance advice, or if the Parties agree, that they relate to the period prior to the Closing Date, they shall be forwarded to Seller, within ten (10) business days after receipt thereof together with copies of applicable remittance advices; and

(B)          If such payments are silent as to the period to which they relate, or indicate on the accompanying remittance advice, or if the Parties agree, that they relate to the period on or after the Closing Date, they shall be retained by Purchaser; and

(C)          If such payments indicate on the accompanying remittance advice, or the Parties agree, that they relate to periods both prior to and after the Closing Date, the portion thereof which relates to the period on and after the Closing Date shall be retained by Purchaser and the balance shall be forwarded to Seller, within ten (10) business days after receipt thereof together with copies of applicable remittance advices; provided, however, unless otherwise specified in the remittance or otherwise agreed to by the Parties, such payments shall be applied first to the periods from and after the Closing Date with the balance being applied to periods prior to the Closing Date.

(iii)          Payments Received by Seller.  Any payments received by a Seller Party after the Closing Date which represent payments for services rendered or goods sold by Purchaser from and after the Closing Date or which such Seller Party is not otherwise entitled to retain hereunder shall be forwarded to Purchaser by Seller, within ten (10) business days after receipt thereof together with copies of applicable remittance advices.

(iv)          Private Payments Received by Purchaser.  Any private payments received by Purchaser which relate to any residents discharged from the Facility prior to the Closing Date (the “Discharged Residents”) for or on account of Rents which have been retained by a Seller Party hereunder shall be forwarded to Seller within ten (10) business days of receipt thereof together with copies of applicable remittance advices or other information received.  Purchaser shall request that such Discharged Residents remit such payments directly to Seller at a location other than the Facility.  Any private payments received after Closing from or on behalf of any residents other than Discharged Residents shall be applied to the most recent balance due and then to aged balances due in reverse chronological order.

(v)           Recovery of Accounts Receivable.  No Seller Party shall have any right to recover payment from any current resident of a Facility or to dispossess any resident from a Facility.

(vi)          Misapplied Payments.  In the event the Parties mutually determine that any payment hereunder was misapplied by the Parties, the Party which erroneously received said payment shall remit the same to the other within ten (10) business days after said determination is made.

(vii)         Reports.  For the six (6) month period following the Closing Date or until the Seller Parties receive payment of all accounts receivable attributable to the operation of the Facility prior to the Closing Date, whichever is sooner, Purchaser shall provide Seller with: (a) an accounting by the 20th day of each month setting forth all accounts received by Purchaser during the preceding month with respect to the Seller Parties’ accounts receivable; and (b) copies of all remittance advice relating to such amounts received and any other reasonable supporting documentation as may be required for Seller to determine the Seller Parties’ accounts receivable that have been paid.  Purchaser shall deliver such accounting to Seller at the address set forth for notices to Seller herein.

(viii)        Survival. The obligations of the Parties to forward the accounts receivable payments pursuant to this paragraph are absolute and unconditional and irrespective of any circumstances whatsoever that might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the Parties, the right to assert any of which with respect to proceeds of any accounts receivable is hereby waived.  All representations, warranties, covenants and obligations of the Parties under this paragraph shall survive the Closing for six (6) months.

(c)           Patient Trust Funds Accounting.

(i)            Patient Trust Funds.            Within ten (10) days after the Effective Date and on the Closing Date (or such earlier date as may be required by applicable legal requirements), Seller shall cause the Master Tenant to furnish to Purchaser a list of all residents of the Facility and an accounting of all personal funds, if any, of residents of the Facility that a Seller Party holds in a custodial capacity (“Patient Trust Funds”).  Such accounting shall set forth the name of each resident for whom such funds are held and the amount held by a Seller Party on behalf of such resident.  Contemporaneously with the Closing, Seller shall cause all such funds to be transferred to Purchaser, and Purchaser and the applicable Seller Party shall execute and deliver a receipt and assumption agreement in compliance with applicable law acknowledging receipt and assumption by Purchaser of such funds.  At the Closing, Seller shall deliver to Purchaser a list specifying all tenants that owe Rents, which list shall set forth in reasonable detail the amount of such Rents, the period(s) to which each such amount owing relates and the nature of each such amount.

(ii)           Indemnification.  Following the transfer of Patient Trust Funds to Purchaser, Seller shall have no further liability for any of the transferred Patient Trust Funds, and Purchaser shall indemnify, defend and hold harmless the Seller Parties and their affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns from any liability relating thereto.  Except for the transferred Patient Trust Funds, Purchaser shall have no liability for claims for Patient Trust Funds, and the Seller shall indemnify, defend and hold harmless Purchaser and their affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns from any liability relating thereto.

(d)           Applicability of Regulatory and Licensing Authorities.  Notwithstanding any other provision of this Agreement to the contrary, all actions to be taken by a Party under this Agreement must be in compliance with all applicable licensure laws and regulations (“Licensure Laws”).  In the event a provision of this Agreement is not consistent with the requirements of the Licensure Laws (such as a prohibition on transfer of resident contracts or other operational assets prior to Licensing Approval being obtained), then the Licensure Laws shall prevail over such inconsistent provisions and the Parties agree to work together in good faith to achieve the intent of this Agreement through other reasonable approaches.

17.          “AS-IS” SALE; LIMITATION; DISCLAIMER NOTICE.  PURCHASER ACKNOWLEDGES THAT NOTWITHSTANDING ANY PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS, AND EXCEPT FOR THE BANKRUPTCY PROCEEDINGS REFERRED TO HEREIN, THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY SUCH PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS.  PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT TO BE

EXECUTED AND DELIVERED BY ANY SELLER PARTY IN CONNECTION WITH THE CLOSING, (I) NEITHER SELLER, NOR ANY PRINCIPAL, AGENT, ATTORNEY, EMPLOYEE, BROKER OR OTHER REPRESENTATIVE OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PROPERTY (INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS COMPRISING A PART OF THE PROPERTY, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PROPERTY, THE TERMS, AMOUNT, VALIDITY, COLLECTIBILITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES OR ASSUMED CONTRACT, THE TITLE OF THE PROPERTY (OR ANY PORTION THEREOF), OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF), AND (II) THAT PURCHASER IS NOT RELYING ON ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY AND AGREES THAT PURCHASER IS ACQUIRING THE PROPERTY IN WHOLLY AN “AS-IS,” “WHERE-IS” CONDITION WITH ALL FAULTS AND WAIVES ALL CONTRARY RIGHTS AND REMEDIES AVAILABLE TO IT UNDER STATE AND FEDERAL LAW.  EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT TO

BE EXECUTED AND DELIVERED BY ANY SELLER PARTY IN CONNECTION WITH THE CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE AND CONDITION OF THE PROPERTY, INCLUDING THE CONDITION OF THE SOILS OR GROUNDWATERS OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON OR UNDER THE PROPERTY OR ITS COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS OR ITS COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD) OR OTHER LOCAL, MUNICIPAL, REGIONAL, STATE OR FEDERAL REQUIREMENTS, OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY.  EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT TO BE EXECUTED AND DELIVERED BY ANY SELLER PARTY IN CONNECTION WITH THE CLOSING, PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF ALL PORTIONS OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS

ACQUISITION OF THE PROPERTY, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

18.          Remedies.

(a)           If any warranty or representation of Purchaser made herein shall prove untrue in any material respect when made or as of the Closing Date (as if such warranty or representation was first made on the Closing Date, notwithstanding any reference therein to the Effective Date) or if Purchaser defaults and, as a result of such default, Purchaser fails to complete the purchase of the Property on or prior to the Closing Date, then Seller may give Purchaser two (2) business days notice thereof and opportunity to cure and if Purchaser does not cure within said period then Seller’s sole and exclusive remedy, at law or in equity, shall be to elect to terminate this Agreement by giving notice of such termination to Purchaser and Escrow Agent, whereupon this Agreement will be terminated, Escrow Agent shall pay the Deposit, to Seller, and neither Party shall have any further rights or obligations under this Agreement except as expressly provided herein.  Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages that Seller may suffer in the event that Purchaser defaults and fails to complete the purchase of the Property.  Therefore, Purchaser and Seller agree that a reasonable estimate of the total net detriment that Seller would suffer in the event that Purchaser defaults and fails to complete the purchase of the Property is, and Seller’s sole and exclusive remedy (whether at law or in equity) shall be, an amount equal to the Deposit.  This amount will be the full, agreed and liquidated damages for any breach of this Agreement by Purchaser.  The payment of this amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.

(b)           If any warranty or representation of Seller made herein shall prove untrue in any material respect when made or as of the Closing Date (as if such representation was first being made as of the Closing Date, notwithstanding any reference therein to the Effective Date) or if any Seller shall fail to perform any of its obligations under this Agreement on or prior to the Closing Date, then Purchaser may give such Seller two (2) business days notice thereof and opportunity to cure and if Seller does not cure within said period then Purchaser’s sole and exclusive remedy under this Agreement shall be to elect to terminate this Agreement by giving Seller and Escrow Agent written notice thereof whereupon this Agreement will be terminated, the Escrow Agent shall deliver to Purchaser the Deposit, and neither Party shall have any further rights or obligations under this Agreement, except as otherwise provided herein.  Notwithstanding the foregoing, if any warranty or representation of Seller made herein shall prove untrue in any material respect when made or as of the Closing Date and the breach of such representation or warranty is not discovered until after the Closing but within the applicable survival period provided herein, or if, from and after the Closing, any Seller shall fail to perform any of its obligations under this Agreement on or prior to the date for performance provided herein, then Purchaser may give such Seller five (5) business days notice thereof and opportunity to cure and if Seller does not cure within said period, then Purchaser shall have all remedies available to it at law or in equity, including, without limitation, all rights under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

(c)           The Parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court (and any court having appellate jurisdiction as to such dispute) shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes relating to the transaction contemplated by this Agreement.  The Bankruptcy Court shall have sole jurisdiction over such matters and the parties affected thereby and Purchaser and Seller each hereby consent and submit to such jurisdiction, provided, however, if such Court determines that subject-matter jurisdiction is not available in the Bankruptcy Court, Purchaser and Seller hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the United States District Court for the Middle District of Tennessee, or if such court will not have jurisdiction, then to the federal or state court sitting in a state in which the Property is located.  If any such dispute arises in connection with this Agreement, including an action to rescind this Agreement, the substantially prevailing party therein will be entitled to recover from the losing party the substantially prevailing party’s costs and expenses, including reasonable attorneys fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts will be included in any judgment entered therein.

(d)           The Parties’ obligations under paragraph 18 of this Agreement shall survive Closing.

19.          Casualty; Condemnation.  If (i) there is any loss, damage or destruction to the Property by fire or other casualty (except eminent domain) (a “Casualty Event”) which would enable more than ten percent (10%) of the residents at any Facility to terminate their Resident Agreements, or (ii) there is a Casualty Event and the damage is in excess of three million dollars ($3,000,000.00), or (iii) there is a condemnation proceeding in which any material portion of the Real Property relating to any Facility (including, without limitation, any access or parking) shall be taken or in which the Property taken has a fair market value in excess of three million dollars

($3,000,000.00) (any of the foregoing shall be referred to herein as the “Floor”), then Purchaser will have the right to terminate this Agreement and receive a return of the Deposit, if it so notifies Seller in writing not later than the first to occur of (a) ten (10) days after it is advised of such Casualty Event or condemnation proceeding or (b) the Closing Date.  Seller shall promptly notify Purchaser in writing of a Casualty Event or condemnation affecting the Property, and if the Casualty or condemnation is less than or equal to the Floor, will assign (or cause to be assigned) to Purchaser at Closing each Seller Party’s rights with respect to all insurance or condemnation proceeds related thereto less any sums expended by such Seller Party with Purchaser’s consent to restore such casualty, and Purchaser will receive a credit equal to the deductible plus any uninsured amounts.  If the Casualty Event or condemnation is in excess of the Floor and Purchaser elects not to terminate this Agreement, then Seller will assign (or will cause to be assigned) to Purchaser at Closing each Seller Party’s rights with respect to all insurance or condemnation proceeds related thereto less any sums reasonably expended by such Seller Party with Purchaser’s consent to restore such casualty, and Purchaser will receive a credit equal to the deductible plus any uninsured amounts.

20.          Notices.  All notices provided for herein may be telecopied (with machine verification of receipt), sent by Federal Express or other overnight courier service or delivered or mailed registered or certified mail, return receipt requested.  If a notice is mailed, it will be considered delivered upon receipt or refusal thereof.  If a notice is sent via telecopy on a business day it will be deemed received upon receipt of verification of transmission generated by the sender’s machine.  If a notice sent via overnight courier, it will be deemed received upon the next business day, provided it is then delivered.  Attorneys for each party may give notices on behalf of the Party whom they represent.  The addresses to be used in connection with such correspondence and notices are the following, or such other address as a Party will from time to time direct:

Seller:	Sunwest Management, Inc.
Attn.: J. Wallace Gutzler
3723 Fairview Industrial Dr, SE
Suite 270, PO Box 3006
Salem, OR 97302-0006
Facsimile No.: (503) 485-1192
E-mail: wally.gutzler@sunwestmanagement.com

with copy to:	Steptoe & Johnson LLP
Attn.: Greg R. Yates
750 Seventh Avenue
New York, New York 10019
Facsimile No.: (212) 506-3960
E-mail: gyates@steptoe.com

Purchaser:	Five Star Quality Care, Inc.
Attn: Bruce J. Mackey, Jr.
400 Centre Street
Newton, Massachusetts 02458
Facsimile No.: (617) 796-8385
E-mail: bmackey@5sqc.com

with copy to:	Sullivan & Worcester LLP
Attn: John M. Steiner
One Post Office Square
Boston, Massachusetts 02109
Facsimile No.: (617) 338-2880
E-mail: jsteiner@sandw.com

Any single notice delivered to Seller as provided herein shall be effective as against all Sellers without the need to deliver multiple copies thereof.

21.          Hart-Scott-Rodino.  Seller and Purchaser have each independently determined that the execution of this Agreement and the consummation of the transactions contemplated hereby are exempt from the filing and waiting period requirements of Section 7A of the Clayton Act, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15

U.S.C. Section 18a, and the rules and regulations promulgated thereunder (“HSR Act”).  In making such determination, Seller and Purchaser each did not and shall not rely upon any written or oral statement, representation or warranty made by or on behalf of another Party, whether or not contained in this Agreement, as to the applicability of the HSR Act to the transactions contemplated hereby.

22.          Assignment.  This Agreement will inure to the benefit of and be binding upon the Parties hereto and their heirs, successors and permitted assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, except that Purchaser may assign this Agreement or its rights hereunder, in whole or in part, to an affiliate of Purchaser or an affiliate of Senior Housing Properties Trust.

23.          Confidentiality.  Purchaser and Seller on behalf of Seller and each of the Seller Parties each covenants that it will maintain the confidentiality of all confidential information which it receives from the other or its agents and all reports, studies and other documentation which it develops based thereon until Closing, except as otherwise required in order to perform its inspections under this Agreement, or by applicable law or court rule or order if this transaction closes, and further covenants that, if this transaction does not close, it will destroy all such documents.  Notwithstanding the foregoing, once the Bankruptcy Court has entered the Sale Order, Purchaser may begin marketing the Facilities in their corresponding communities in accordance with Purchaser’s customary practices.  Purchaser’s provision of such information to investors, attorneys, lenders, employees and consultants during the term of this Agreement will not be deemed to violate the foregoing covenant so long as the recipients agree to honor the confidentiality requirement.

24.          Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflict of laws).

25.          Commissions.  Each Party shall be responsible for all commissions and/or finders fees that it has incurred with regard to this transaction, if any, and shall indemnify and hold the other Party to this Agreement and their affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns harmless therefrom. Purchaser has not been represented by a broker under a written agreement between Purchaser and a broker in connection with the sale contemplated by this Agreement. Seller has been represented by CB Richard Ellis, a broker (“Seller’s Broker”), in connection with the sale contemplated by this Agreement. Seller shall pay the brokerage commission to Seller’s Broker pursuant to the written agreement between Seller and such Seller’s Broker and shall indemnify Purchaser and its affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns against any claim against Purchaser or the Property by Seller’s Broker arising therefrom.

26.          Costs and Expenses.  Except as otherwise provided herein, each Party hereto will bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement and other documentation related hereto and in the performance of its duties under this Agreement.

27.          Miscellaneous.

(a)           Headings.  The headings in this Agreement are for convenience only and do not in any way limit or affect the terms and provisions of this Agreement.  All references to

“paragraphs” shall be to the numbered paragraphs of this Agreement unless specifically stated otherwise.

(b)           Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event it shall end on the next business day.  The final day of any such period will be deemed to end at 5:00 p.m. Eastern Time.

(c)           Time of Essence.  Purchaser and Seller expressly and specifically agree time is of the essence of this Agreement and all provisions, obligations and conditions thereof.  All time periods set forth herein in terms of “days” refer to calendar days.  Whenever notice must be given, documents delivered or an act done under this Agreement on a day that is not a business day, the notice may be given, document delivered or act done on the next following day that is a business day.  As used in this Agreement, “business day” shall mean a day other than a Saturday, Sunday or a day observed as a legal holiday.

(d)           Gender.  Wherever appropriate in this Agreement, the singular will be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders will be deemed to include either or both of the other genders.

(e)           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but which when taken together will constitute one and same instrument.

(f)            Exhibits.  The exhibits and schedules referred to herein and attached to this Agreement are incorporated herein as if set forth in full.

(g)           Construction.  This Agreement is the result of negotiations between the Parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings.  Seller and Purchaser hereby waive the application of any rule of law which otherwise might be applicable to the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same.  As used in this Agreement, “sole discretion” shall mean sole, absolute, unfettered and unreviewable judgment and discretion without regard to whether such judgment or discretion is exercised reasonably or unreasonably.  As used in this Agreement, the term “including” shall mean “including, but not limited to.”

(h)           Interpretation. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement, which shall be deemed to prevail and control.

(i)            Severability.  If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but such term or provision shall be reduced or otherwise modified by such court or authority only to the minimum extent necessary to make it valid and enforceable, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any term or provision cannot be reduced or modified to make it reasonable and permit its enforcement, it shall be severed from this Agreement and the remaining terms shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.  It is the intention of the Parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

28.          Unenforceability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the remainder of such provision or any other provisions of this Agreement.

29.          Amendment, Modifications.  This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same is in writing and signed by or on behalf of the Party to be charged therewith.

30.          Waiver.  A Party may, at any time or times, at its election, waive any of the conditions to its obligations under this Agreement, but any such waiver will be effective only if contained in a writing signed by such Party.  No waiver will reduce the rights and remedies of such Party by reason of any breach of the other Party.  No waiver by any Party of any breach under this Agreement will be deemed a waiver of any other or subsequent breach.

31.          Facsimile or Electronic Scanned Signatures.  Each Party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied or electronically scanned and transmitted signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied or scanned and transmitted signature, (iii) is aware that the other will rely on the telecopied or scanned signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic mail.

32.          Delivery of Possession.  Possession of the Property shall be delivered to Purchaser on the Closing Date “as is,” “where is,” and “with all faults” (including being subject to then existing tenancies under the Resident Agreements), except as otherwise provided in this Agreement or in any document to be executed and delivered by any Seller Party in connection with the Closing.

33.          Deposit of Agreement into Escrow.  Notwithstanding anything to the contrary, this Agreement shall not constitute a binding contract between Seller and Purchaser until executed by both of them and among Seller, Purchaser, and Escrow Agent, until executed by all three of them.

34.          Information Provided by Seller.  Notwithstanding any other provision of this Agreement, but subject to the express representations of Seller hereunder, Seller makes no warranty as to the accuracy or completeness of any information provided by Seller to Purchaser pursuant to this Agreement.

35.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF

THE DOCUMENTS RELATED HERETO, ANY DEALINGS BETWEEN OR AMONGST THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN AND AMONGST THE PARTIES HEREUNDER.

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                IN WITNESS WHEREOF, the undersigned Seller and Purchaser have executed this Agreement as of the date first set forth above, intending to be fully bound by its terms and conditions.

SELLER

ANDERSON SENIOR LIVING PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

CHARLOTTE OAKDALE PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

GREENSBORO OAKDALE PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

MT. PLEASANT OAKDALE I PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

MT. PLEASANT OAKDALE II PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

PINEHURST OAKDALE PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

WINSTON-SALEM OAKDALE PROPERTY, LLC, an Oregon limited liability company

By:	Senior Living Properties II, LLC, an Oregon limited liability company, its sole member

	By:	/s/ Jon M. Harder
Name: Jon M. Harder
Title: Manager

PURCHASER

FIVE STAR QUALITY CARE, INC., a Maryland corporation

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr. President

ACCEPTANCE BY ESCROW AGENT

The undersigned Escrow Agent: (a) accepts the Escrow created by the foregoing Agreement; (b) agrees to act in accordance with the terms thereof; and (c) agrees to be the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986 (the “Code”), and to file all necessary information reports, returns, and statement (collectively, “Reports”) regarding the transaction required by the Code, and promptly, upon the filing thereof, transmit copies thereof to Purchaser and Seller.

By:
Name:
Its:

Escrow No.:

The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Schedule 1 (Excluded Assets), Schedule 2 (Contracts), Schedule 3 (Trade Names), and Schedule 5 (Resident Agreements).  Exhibit 1 (Legal Description of the Land), Exhibit 2A (North Carolina Limited Warranty Deed), Exhibit 2B, (South Carolina Limited Warranty Deed), Exhibit (Bill of Sale), Exhibit 4 (Assignment and Assumption of Resident Agreements), Exhibit 5 (Assignment of Rights), Exhibit 6 (Non-Foreign Affidavits), Exhibit 7 (Sale Motion), Exhibit 8 (Approval Order), and Exhibit 9 (Sale Order)